Exhibit 10.2

Universal Insurance Holdings, Inc.

Sean Downes	August 23, 2012
Senior Vice President and Chief Operating Officer
Universal Insurance Holdings, Inc.
1110 West Commercial Boulevard
Fort Lauderdale, Florida 33309

Amendment to Employment Agreement

Dear Sean:

Reference is hereby made to the Employment Agreement, dated January 1, 2005, as amended (the “Employment Agreement”), between you and Universal Insurance Holdings, Inc. (the “Company”). Capitalized words used in this letter that are not otherwise defined have the meanings assigned to such words in the Employment Agreement.

The Employment Agreement is hereby amended as follows:

1.	Effective as of August 1, 2012 (the “Amendment Date”), all provisions related to the establishment and periodic increase in your annual rate of Base Salary are deleted from the Employment Agreement and replaced by the provisions in Paragraphs 2 through 5 of this letter.

2.	Your annual rate of Base Salary for 2012 shall remain at the annual rate in effect immediately prior to the Amendment Date.

3.	Effective January 1, 2013, your annual rate of Base Salary shall increase by 7.25% over the rate in effect immediately prior to such date.

4.	Effective January 1, 2014, your annual rate of Base Salary shall increase by 7.25% over the rate in effect immediately prior to such date.

5.	Except as provided above, unless the Compensation Committee and the Board of Directors of the Company provide otherwise subsequent to the date of this letter, you will not be eligible for or entitled to any increases in the rate of your Base Salary during the period of your employment with the Company. The salary increases described above will apply only if you remain in the full-time employment of the Company through the applicable effective date of the increase in Base Salary. In the event you are entitled to severance or other compensation from the Company following your termination of employment that is calculated with reference to your Base Salary, such amounts shall be based solely upon your annual rate of Base Salary in effect at the time of your termination of employment.

6.	Section 2 of the Employment Agreement is amended to extend the Term to December 31, 2014. Except as provided herein, the Employment Agreement shall remain in full force and effect.

In consideration of your agreement to the terms outlined above and in further recognition to your contribution to the success of the business and operations of the Company, the Compensation Committee of the Board of Directors (the “Committee”) will make the following equity grants to you under the Company’s 2009 Omnibus Incentive Plan, as amended:

a.	A grant in September 2012 of an option covering 500,000 shares of the Company’s common stock to vest in two tranches of 250,000 each, on each of the first and second anniversaries of the grant date, subject to your continued employment with the Company though the grant and applicable vesting date, and with a per share exercise price equal to the fair market value of a share of the Company common stock on the date of grant;

b.	A grant in August 2012 of 650,000 shares of restricted common stock, to vest in 250,000 shares on January 1, 2013, in 250,000 shares on January 1, 2014, and in 150,000 shares on December 31, 2014, subject to your continued employment with the Company through the grant and applicable vesting date.

All such grants shall be subject to the terms and conditions approved by the Committee at the time of grant and the provisions of the applicable award document approved by the Committee for this purpose.

Please indicate your agreement with the terms above by signing the attached copy of this letter and returning it to the Company, attention of the undersigned.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Bradley I. Meier
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Sean P. Downes